HESS

                                                                         GOLDMAN
                                                                         SACHS
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                                  PRESS RELEASE

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               Not for release, publication or distribution in or
                        into Canada, Australia or Japan


FOR IMMEDIATE RELEASE

12 January 2001

                              CASH AND SHARE OFFER
                                       BY

                    AMERADA HESS CORPORATION ("AMERADA HESS")
                                     AND BY

                           GOLDMAN SACHS INTERNATIONAL
                                  ON ITS BEHALF
                           (OUTSIDE THE UNITED STATES)

                                       FOR

                               LASMO PLC ("LASMO")



LEVEL OF ACCEPTANCES AND LAPSE OF OFFER


Amerada Hess announces that, by 3.00 pm. (London time), 10.00 a.m. (New York City time) on 12 January 2001, valid acceptances of its cash and share offer for LASMO, announced on 6 November 2000 ("the Offer"), have been received in respect of a total of 3,830,093 LASMO shares, representing approximately 0.28% per cent. of the issued ordinary share capital of LASMO. Amerada Hess held no LASMO shares before the offer period and has not acquired or agreed to acquire any LASMO shares during the offer period.

In light of the announcement on 21 December 2000 by ENI of a recommended cash offer for LASMO, Amerada Hess announces that it has withdrawn the Offer.




ENQUIRIES

For further information contact:

AMERADA HESS
Carl Tursi                                   +1 212 536 8593 (Telephone)
                                             +1 212 536 8241 (Fax)
GOLDMAN SACHS INTERNATIONAL
Richard Murley                               +44 (0)20 7774 1000 (Telephone)
Phil Raper (Corporate Broking)               +44 (0)20 7774 1000 (Telephone)


The Offer, including the Loan Note Alternative, will not be made, directly or indirectly, in or into Canada, Australia or Japan. The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable requirements.

The Loan Note Alternative will not be made into the United States or available to LASMO shareholders in the United States.

Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Amerada Hess and no one else in connection with the Offer and will not be responsible to anyone other than Amerada Hess for providing the protections afforded to customers of Goldman Sachs International nor for giving advice in relation to the Offer.